Exhibit 99.2

FOR IMMEDIATE RELEASE

MICRON ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES OFFERINGS

BOISE, Idaho, February 6, 2013 — Micron Technology, Inc. (NasdaqGS: MU) today announced the pricing of an offering of $270 million aggregate principal amount of its 1.625% convertible senior notes due 2033 (the “2033E Notes”) and $270 million aggregate principal amount of its 2.125% convertible senior notes due 2033 (the “2033F Notes” and, together with the 2033E Notes, the “2033 Notes”). The 2033 Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Micron has granted the initial purchasers an option to purchase up to an additional $30 million aggregate principal amount of each of the 2033E Notes and the 2033F Notes on the same terms and conditions to cover over-allotments, if any. Interest on the 2033E Notes will be paid semi-annually at a rate of 1.625% per year and will mature on February 15, 2033, unless earlier repurchased, redeemed or converted. Interest on the 2033F Notes will be paid semi-annually at a rate of 2.125% per year and will mature on February 15, 2033, unless earlier repurchased, redeemed or converted.

Holders may require Micron to repurchase the 2033E Notes for cash on February 15, 2018 and February 15, 2023 and the 2033F Notes for cash on February 15, 2020 and February 15, 2023, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, holders may require Micron to repurchase their 2033 Notes upon a change of control or a termination of trading at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date.

Each series of 2033 Notes will be convertible, subject to the satisfaction of certain conditions, into cash equal to the lesser of the aggregate principal amount and the conversion value of the 2033 Notes being converted and cash, shares of Micron common stock or a combination thereof, at Micron’s election, for the remainder, if any, of Micron’s conversion obligation.  The initial conversion rate per $1,000 principal amount of 2033E Notes is equivalent to 91.4808 shares of common stock, which is equivalent to a conversion price of approximately $10.93 per share of common stock, subject to adjustment in certain circumstances.  This initial conversion price represents a premium of 37.5% relative to the last reported sale price on February 6, 2013 of Micron’s common stock of $7.95. The initial conversion rate per $1,000 principal amount of 2033F Notes is equivalent to 91.4808 shares of common stock, which is equivalent to a conversion price of approximately $10.93 per share of common stock, subject to adjustment in certain circumstances.  This initial conversion price represents a premium of approximately 37.5% relative to the last reported sale price on February 6, 2013 of Micron’s common stock.

Micron may not redeem the 2033E Notes prior to February 20, 2018 or the 2033F Notes prior to February 20, 2020.  On or after February 20, 2018, in the case of the 2033E Notes, and on or after February 20, 2020, in the case of the 2033F Notes, Micron may redeem for cash all or part of the 2033 Notes at a redemption price equal to the sum of 100% of the principal amount of the 2033 Notes to be redeemed, plus accrued and unpaid interest thereon, including any additional interest to, but excluding, the repurchase date.

The offering is expected to close on February 12, 2013, subject to customary closing conditions.

In connection with the offering of the 2033 Notes, Micron entered into capped call transactions relating to shares of Micron common stock with a number of counterparties.  The capped call transactions are expected to reduce the potential dilution upon conversion of the 2033 Notes.  The capped call transactions relating to the 2033E Notes have a lower strike price of $10.93 and a capped price of $14.51, which is 82.5% higher than the closing price of Micron’s common stock on February 6, 2013.  The capped call transactions relating to the 2033F Notes have a lower strike price of $10.93 and a capped price of $14.51, which is 82.5% higher than the closing price of Micron’s common stock on February 6, 2013.  In connection with establishing their initial hedge of these capped call transactions, Micron expects that the counterparties and/or their affiliates may enter into various over-the-counter derivative transactions with respect to Micron’s common stock concurrently with, or shortly after, the pricing of the 2033 Notes and may unwind or enter into various over-the-counter derivatives and/or purchase Micron’s common stock in secondary market transactions after the pricing of the 2033 Notes.  These activities could have the effect of increasing or preventing a decline in the price of Micron’s common stock concurrently with or following the pricing of the 2033 Notes.  In addition, the counterparties may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Micron’s common stock in secondary market transactions prior to maturity of the 2033 Notes (and are likely to do so on each exercise date of the capped call transactions).  Micron estimates the cost of the capped call transactions to be approximately $43 million, exclusive of the cost of any additional capped call transactions with respect to the initial purchasers’ possible exercise of their over-allotment option with respect to the 2033 Notes.

The aggregate net proceeds to Micron from the offering of the 2033 Notes will be approximately $525 million, exclusive of any proceeds attributable to the initial purchasers’ possible exercise of their over-allotment options. Micron will use the net proceeds of the offering to finance the repurchase, redemption or repayment of a portion of Micron’s 1.875% Convertible Senior Notes due 2014 (the “2014 Notes”), including $477 million of such net proceeds that will be used to purchase 2014 Notes concurrently with the offering.  Pending such use, Micron intends to invest the net proceeds of the offering in accordance with its existing investment policy.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.